Exhibit 10.27

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Effective as of January 1, 2017, Quintiles IMS Holdings, Inc. (the “Company”) revised its Non-Employee Director Compensation Program, which is applicable to those directors who (i) are not employees of the Company and (ii) are not affiliated with the sponsor shareholders pursuant to the Shareholders Agreement, dated as of May 3, 2016, among Quintiles IMS Holdings, Inc. and the shareholders identified therein (an “Independent Director”).

Each Independent Director will receive an annual cash retainer of $100,000 to be paid quarterly and an equity retainer with a fair value of $200,000, which will be granted annually. Under the Non-Employee Director Compensation Program, the annual equity grant will be payable in fully vested restricted stock units.

The Company will pay (i) the chair of its Audit Committee a $30,000 annual retainer, (ii) the chair of its Leadership Development and Compensation Committee a $25,000 annual retainer, and (iii) the chair of its Nominating and Governance Committee a $20,000 annual retainer, each to be paid quarterly. The Company will pay (a) the members of its Audit Committee an additional $10,000 annual retainer, and (b) the members of its Leadership Development and Compensation and Nominating and Governance Committee an additional $5,000 annual retainer, each to be paid quarterly. The Company will reimburse reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at board of director meetings and committee meetings by each of the Independent Directors.